LETTER OF INTENT

October 4, 2004

To:	Airwaves Sound Design Ltd. Second Floor, 25 East Second Avenue Vancouver, BC, Canada V5T 1B3
RE:	Purchase of all of the issued and outstanding shares (the "Shares") of Airwaves Sound Design Ltd. and Airwaves Digital Group Ltd.

The following sets out the basic terms upon which we would be prepared to purchase the Shares. The terms are not comprehensive and we expect that additional terms, including reasonable warranties and representations, will be incorporated into a formal agreement (the "Formal Agreement") to be negotiated. The basic terms are as follows:

1. Purchaser: InternetStudios.com, Inc. (the "Purchaser")

2. Target: Airwaves Sound Design Ltd. and Airwaves Digital Group Ltd. (collectively, the "Target")

3. Principal Shareholders: Alex Downie and any other shareholders of the Target (the "Vendors")

4. Shares: The Purchaser agrees to purchase from the Vendors and the Vendors agree to sell, assign and transfer and to cause all holders of the Shares to sell, assign and transfer to the Purchaser, the Shares free and clear of all liens, charges and encumbrances.

5. Transaction: The Purchaser, the Target and the Vendors will enter into a business combination (the "Combination") whereby the Purchaser will acquire all of the issued and outstanding securities of the Target from all the Vendors in exchange for 500,000 shares in the capital of the Purchaser and options to purchase 1,500,000 shares in the capital of the Purchaser at an exercise price per share equal to the price per share paid by the institutional investors in the Financing (as defined herein), which options will vest as is mutually agreed to among the Purchaser and the Vendors (the "Acquisition").

6. Structure: In order to facilitate the Acquisition, the Purchaser, the Target and the Vendors agree that each will use their best efforts to formulate a structure for the Combination which is acceptable to each of the parties and which is formulated to:

    comply with all necessary legal and regulatory requirements;

    minimize or eliminate any adverse tax consequences; and

    be as cost effective as possible.

7. Financing: The Vendors have advised the Purchaser that it will arrange for the private placement of shares in the capital of the Purchaser for a minimum of $2 million, which investment will close on or before the Closing (as defined herein) and will be on the same terms as the investment to be made by institutional investors being arranged by the Purchaser's advisors, WestLB Securities (the "Financing"). A portion of the proceeds raised in connection with this transaction contemplated by this Letter of Intent, shall be allocated toward the purchase of a company involved in post production video services on terms acceptable to the Purchaser.

8. Access to Information: Immediately upon execution of this Letter of Intent, the Purchaser and its advisors will have full access during normal business hours to, or the Target and the Vendors will deliver to the Purchaser, copies of all documents (the "Materials") pertaining to the operations of the Target.

9. Condition(s) Precedent: The obligation of the Purchaser to purchase the Shares will be subject to satisfaction or written waiver by the Purchaser of the following condition(s) (the "Conditions Precedent") within 10 days after execution and delivery of the Formal Agreement:

    review and approval of all materials in the possession and control of the Target and the Vendors which are germane to the decision to purchase the Shares;

    the Purchaser and its solicitors having had a reasonable opportunity to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and that both the solicitors and the Purchaser are satisfied with the results of such due diligence;

    the Purchaser and its accountant having had a reasonable opportunity to review the audited financial statements (including corporate tax returns, general ledger listings, adjusting entries and opening trial balances) of the Target, prepared in accordance with generally accepted accounting principles and that both the Purchaser and its accountant are satisfied with the content of such financial statements;

    satisfactory arrangements being made to hire hourly and salaried staff necessary to operate the business of the Target including the Target entering into an executive management contract with Alex Downie;

    the Purchaser obtaining the consent from any parties from whom consent to the transfer of the Shares is required;

    the Purchaser obtaining confirmation that any names used in the business of the Target is available for use by the Purchaser and can be registered as a trade mark of the Purchaser;

    no material adverse change having occurred in connection with the business of the Target or the Shares;

    all representations and warranties of the Target and the Vendors being true and all covenants of the Target and the Vendors having been performed in all material respects as of the Closing;

    no legal proceedings pending or threatened to enjoin, restrict or prohibit the transactions contemplated in this Letter of Intent;

    a satisfactory legal opinion being available from Vendors' counsel;

    completion of satisfactory physical inspection of the assets of the Target;

    satisfactory review of title to the assets of the Target; and

    approval of the Board of Directors of the Purchaser being obtained.

It would be the expectation of the Purchaser that many of the Conditions Precedent will be narrowed or eliminated altogether as the Purchaser completes its due diligence and the Formal Agreement and schedules thereto are finalized.

10. Return of Materials: The Materials will be returned to the Target and/or the Vendors, as applicable, or destroyed if the Formal Agreement is not executed within the time provided.

11. Closing: The closing (the "Closing") of the transactions contemplated by this Letter of Intent will occur not later than 10 days following the satisfaction or written waiver by the Purchaser of the Conditions Precedent. At the Closing, the Vendors will transfer the Shares to the Purchaser free from any outstanding liens, charges, claims or encumbrances and execute all such documents as the Purchaser's solicitors may require in order to effect such transfer including a restrictive covenant agreement that the Vendors will not compete anywhere in Canada with the Purchaser in connection with the business of the Target. The Closing may take place by exchange of the appropriate solicitor's undertakings, which will involve each party's solicitors delivering to his or her counterpart all required cash and documentation, to be held in trust and not released until all such cash and documentation has been executed and delivered to the Purchaser.

12. Costs: The Purchaser and the Vendors will each bear their own expenses in connection with this Letter of Intent and the purchase and sale of the Shares.

13. Confidentiality: All negotiations regarding the Target and the Shares will be confidential and will not be disclosed to anyone other than respective advisors and internal staff of the parties and necessary third parties, such as lenders approached for financing. No press or other publicity release will be issued to the general public concerning the proposed transaction without mutual consent unless required by law, and then only upon prior written notice to the other party.

14. Purchase and Sale Agreement: Upon execution of this Letter of Intent, the Purchaser will prepare a draft of the Formal Agreement for the Vendors' review.

15. Good Faith Negotiations: Each of the Purchaser and the Vendors will act honestly, diligently and in good faith in their respective endeavors to negotiate, settle and execute the Formal Agreement within 90 days following the execution of this Letter of Intent.

16. Exclusive Opportunity: Following the execution of this Letter of Intent, the Vendors will not negotiate or enter into discussions with any other party or offer the Shares or any interest therein for sale to any other party until the time herein provided for settlement of the Formal Agreement has expired.

17. Standstill Agreement: Following the execution of this Letter of Intent and until the Closing, the Vendors will not, directly or indirectly, purchase or sell any securities of the Purchaser.

18. Not a Binding Agreement: This Letter of Intent does not create a binding contract and will not be enforceable, except in respect of the obligations set out in paragraphs 10, 13, 15, 16 and 17. Only the Formal Agreement, duly executed and delivered by the Vendors and Purchaser, will be enforceable, and it will supersede the provisions of this Letter of Intent and all other agreements and understandings between the Purchaser and the Vendors with respect to the subject matter of this Letter of Intent.

19. Currency: All references to "$" in this Letter of Intent shall refer to currency of the United States of America.

20. Proper Law: This Letter of Intent will be governed by and construed in accordance with the law of the Province of British Columbia and the parties hereby attorn to the jurisdiction of the Courts of competent jurisdiction of the Province of British Columbia in any proceeding hereunder.

21. Counterparts and Electronic Means: This Letter of Intent may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery to us of an executed copy of this Letter of Intent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery to us of this Letter of Intent as of the date of successful transmission to us.

22. Acceptance: If you are agreeable to the foregoing terms, please sign and return a duplicate copy of this Letter of Intent by no later than by 5:00 p.m. on October 6th, 2004. Facsimile is acceptable.

Yours truly,

INTERNETSTUDIOS.COM, INC.

/s/ Robert MacLean
Name: Robert MacLean
Title: President

The above terms are accepted this 6th day of October, 2004.

SIGNED, SEALED and DELIVERED by ALEX DOWNIE in the presence of: /s/ Leanne Marsel Signature Leanne Marsel Print Name 58-777 W. Queens Road Address North Vancouver, BC V7N 2L5 Controller Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Alex Downie ALEX DOWNIE

AIRWAVES SOUND DESIGN LTD.

/s/ Alex Downie
Name: Alex Downie____________________
Title: President____________________

AIRWAVES DIGITAL GROUP LTD.

/s/ Alex Downie
Name: Alex Downie____________________
Title: President____________________